Exhibit 99.1

Finjan Delivers Strong Fiscal Year 2017 Results
Company Achieved 175% Increase in Revenues to $50.5 Million and Record Profitability of $0.90 per Share

EAST PALO ALTO, CA – 03/14/18 -- Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity company, is providing shareholders with its audited financials for the fiscal year ended December 31, 2017. Additional updates across Finjan’s operating subsidiaries and investments are also highlighted in the company’s form 10K which was filed today, March 14, 2018 with the SEC.
Audited Financial Highlights for the Full Year Fiscal 2017:

•	175% year-over-year increase in revenues to $50.5 million

•	Net income of $22.8 million or $0.90 per share

•	Net income per share included; $0.57 in income from operations, $0.09 from a revised fair value warrant liability and $0.24 from releasing a deferred tax asset allowance

•	Ended the year with $41.2 million in cash or $1.49 per share as compared to $13.7 million for the same period a year ago

•	Raised net proceeds of $14.4 million through the issuance of Series A-1 Preferred Stock and net proceeds of $12.0 million through the public offering and sale of our common stock

•	As a result of record performance in 2017 the Company redeemed and retired $6.2 million or approximately 48,000 of Preferred Series A-1 Shares in early January, 2018
“In 2017 we continued our upward revenue and profit trajectory closing another record year,” said Phil Hartstein, President and CEO of Finjan Holdings. “Based on our current licensing momentum and upcoming catalysts we believe this upward revenue trend will continue for the first quarter and throughout the remainder of 2018.”

ABOUT FINJAN
Established nearly 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan’s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation.

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Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan’s expectations and beliefs regarding Finjan’s licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, timing of redemption of shares of preferred stock, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2016, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Investor Contact:
Vanessa Winter | Director of Investor Relations, Finjan Holdings
Valter Pinto | KCSA Strategic Communications
(650) 282-3245 | investors@finjan.com